SUBJECT TO COMPLETION OR AMENDMENT, DATED OCTOBER 25, 2006

PRICING SUPPLEMENT                                 PRICING SUPPLEMENT NO. 20 TO
(TO PROSPECTUS DATED SEPTEMBER 29, 2006  REGISTRATION STATEMENT NOS. 333-137691,
AND PROSPECTUS SUPPLEMENT                                          333-137691-02
DATED SEPTEMBER 29, 2006)                                        DATED
                                                                 RULE 424(b)(2)
                                [ABN AMRO LOGO]
                                   $
                                    --------
                               ABN AMRO BANK N.V.
                                  ABN NOTES(SM)
                            SENIOR FIXED RATE NOTES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.
                                ----------------

             17.00% (ANNUALIZED) KNOCK-IN REVERSE EXCHANGEABLE(SM)
                SECURITIES DUE FEBRUARY 8, 2007 LINKED TO COMMON
                    STOCK OF AMERITRADE HOLDING CORPORATION

The Securities do not guarantee any return of principal at maturity. Instead, the payout at maturity will be based on the performance of the shares of common stock of Ameritrade Holding Corporation, which we refer to as the Underlying Shares, during the life of the Securities, and in certain circumstances described below, we will exchange each Security at maturity for a predetermined number of the Underlying Shares rather than the principal amount of the Securities. THE MARKET VALUE OF THOSE UNDERLYING SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES               17.00% Knock-in Reverse Exchangeable(SM) Securities
                         due February 8, 2007.

PRINCIPAL AMOUNT         $600,000

UNDERLYING SHARES        Common Stock, $.01 Par Value per Share of Ameritrade
                         Holding Corporation

INTEREST RATE            17.00% per annum, payable at maturity in arrears on
                         February 8, 2007

ISSUE PRICE              100%

PROPOSED ORIGINAL ISSUE  November 8, 2006
DATE

PROPOSED PRICING DATE    November 3, 2006

MATURITY DATE            February 8, 2007

INITIAL PRICE            $       (the initial price is subject to adjustment for
                         certain corporate events affecting the Underlying
                         Shares, which we describe in "Description of Securities -- Adjustment Events").

KNOCK-IN LEVEL           $    , which is 80% of the initial price.

STOCK REDEMPTION AMOUNT    Underlying Shares for each $1,000 principal amount of
                         the Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATE       The third trading day prior to the maturity date,
                         subject to adjustment in certain circumstances which we describe in "Description of the Securities --
                         Determination Date."

PAYMENT AT MATURITY      The payment at maturity is based on the performance of
                         the Underlying Shares:

                         o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares has not fallen below the knock-in level on any trading day from but not including the pricing date to and including the determination date, we will pay you the principal amount of each Security in cash.

                         o If the closing price of the Underlying Shares on the primary U.S. exchange or market for the Underlying Shares falls below the knock-in level on any trading day from but not including the pricing date to and including the determination date:

                              --   we will deliver to you a number of
                                   Underlying Shares equal to the stock
                                   redemption amount, in the event that the closing price of the Underlying Shares on the determination date is below the initial price; or

                              -- we will pay you the principal amount of each Security in cash, in the event that the closing price of the Underlying Shares on the determination date is at or above the initial price.

                         o You will receive cash in lieu of fractional shares.

                         The payment at maturity is subject to adjustment in certain circumstances.

GUARANTEE                The Securities will be fully and unconditionally
                         guaranteed by ABN AMRO Holding N.V.

DENOMINATIONS            The Securities may be purchased in denominations of
                         $1,000 and integral multiples thereof.

NO AFFILIATION WITH      Ameritrade Holding Corporation, which we refer to as
AMERITRADE HOLDING       Ameritrade, is not an affiliate of ours and is not
CORPORATION              involved with this offering in any way. The
                         obligations represented by the Securities are our obligations, not those of Ameritrade. Investing in the Securities is not equivalent to investing in Ameritrade common stock.

LISTING We do not intend to list the Securities on any securities exchange.

THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
 ANY OTHER FEDERAL AGENCY. THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN
  INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON
                                     PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                           PRICE $1,000 PER SECURITY

                                                                PROCEEDS TO ABN
               PRICE TO PUBLIC   AGENT'S COMMISSIONS(1)          AMRO BANK N.V.
Ameritrade           100%               1.25%                        98.75%

Total

(1) For additional information see "Plan of Distribution" in this pricing supplement.

                        LASALLE FINANCIAL SERVICES, INC.

     In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities" and to each individual security offered hereby as a "Security".

     Reverse Exchangeable(SM) and ABN Notes(SM) are service marks of ABN AMRO Bank N.V.

                                    SUMMARY

     THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS." IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

     The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities are senior notes of ABN AMRO Bank N.V. and have a maturity of three months. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the Underlying Shares. Therefore your principal is at risk.

     The Securities have certain features that make them what we refer to as "Knock-in Reverse Exchangeable Securities." This means that if the closing price of the Underlying Shares on the primary U.S. organized exchange or market for the Underlying Shares, which we refer to as the relevant exchange, never falls below a certain price level, which we call the knock-in level, on any trading day from but not including the pricing date to and including the determination date (such period, the "Knock-in Period"), then we will pay you in cash the principal amount of each Security at maturity. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, then the payment at maturity will depend on the closing price of the Underlying Shares on the determination date. In this latter case, if the closing price of the Underlying Shares on the determination date is equal to or greater than the initial price, we will pay you in cash the principal amount of each Security you hold; if the closing price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you, in exchange for each $1,000 principal amount of Securities, a number of Underlying Shares equal to the stock redemption amount.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

     The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate on the Securities.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

     The put option you indirectly sell to us creates the feature of exchangeability. If the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, and on the determination date the closing price per Underlying Share is less than the initial price, you will receive a fixed number of Underlying Shares for each Security you hold, which we call the stock redemption amount. On the other hand, if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level, and on the determination date the closing price per Underlying Share is equal to or greater than the initial price, you will receive $1,000 for each Security you hold. Because of the exchangeability of the Securities, and because we will determine whether you will receive cash or Underlying Shares by reference to the closing price of the Underlying Shares on the determination date, such securities are generally referred to as "reverse exchangeable securities." However, because this feature of exchangeability is created only if the closing price of the Underlying Shares on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, we call the Securities "Knock-in Reverse Exchangeable Securities."

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     The payment at maturity of the Securities will depend on (i) whether or not the closing price of the Underlying Shares fell below the knock-in level on any trading day during the Knock-in Period, and if so, (ii) the closing price of the Underlying Shares on the determination date. To determined closing prices, we look at the prices quoted by the relevant exchange.

     o If the closing price per Underlying Share on the relevant exchange has not fallen below the knock-in level on any trading day during the Knock-in Period, we will pay you the principal amount of each Security in cash.

     o If the closing price per Underlying Share on the relevant exchange has fallen below the knock-in level on any trading day during the Knock-in Period, we will either:

          o deliver to you the stock redemption amount, in exchange for each Security, in the event that the closing price of the Underlying Shares is below the initial price on the determination date; or

          o pay you the principal amount of each Security in cash, in the event that the closing price of the Underlying Shares is at or above the initial price on the determination date.

    The payment at maturity is subject to adjustment in certain circumstances, which we describe in "Description of Securities -- Adjustment Events."

HOW ARE THE STOCK REDEMPTION AMOUNT AND KNOCK-IN LEVEL DETERMINED?

     The stock redemption amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. The value of any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities, will be paid in cash based on the closing price of the Underlying Shares on the determination date.

     The knock-in level is 80% of the initial price.

     The initial price and consequently the stock redemption amount and knock-in level are subject to adjustment for certain corporate events affecting the Underlying Shares, which we describe in "Description of Securities -- Adjustment Events."

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

     The Securities pay interest at a rate of 17.00%per annum. The interest rate is fixed at issue and is payable quarterly in arrears. This means that irrespective of whether the Securities are exchanged at maturity for cash or the stock redemption amount, you will be entitled to monthly interest payments on the full principal amount of the Securities you hold, payable in cash.

CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

     If, for example, the initial price of the Underlying Shares were $63.41, then the stock redemption amount would be 15.77 Underlying Shares, or $1,000 divided by $63.41, and the knock-in level would be $50.73, or 80% of the initial price.

     If the closing price of the Underlying Shares fell below the knock-in level of $50.73 on any trading day during the Knock-in Period, then the payment at maturity would depend on the closing price of the Underlying Shares on the determination date. In this case, if the closing price of the Underlying Shares on the determination date is $60.00 per share at maturity, which is below the initial price level, you would receive 15.77 Underlying Shares for each $1,000 principal amount of the Securities (in actuality, because we cannot deliver fractions of a share per each Security, you would receive on the maturity date for each $1,000 principal amount of the Securities 15 Underlying Shares plus $42.20 cash in lieu of 0.77 fractional shares, determined by multiplying 0.77 by $60.00, the closing price per Underlying Share on the determination date).
In addition, over the life of the Securities you would have received interest payments at a rate of 17.00% per annum. IN THIS HYPOTHETICAL EXAMPLE, THE MARKET VALUE OF THOSE UNDERLYING SHARES (INCLUDING CASH PAID IN LIEU OF FRACTIONAL SHARES) THAT WE WOULD DELIVER TO YOU AT MATURITY FOR EACH SECURITY WOULD BE $942.20, WHICH IS LESS THAN THE PRINCIPAL AMOUNT OF $1,000, AND YOU WOULD HAVE LOST A PORTION OF YOUR INITIAL INVESTMENT.

     If, on the other hand, the closing price of the Underlying Shares on the determination date is $66.00 per share, which is above the initial price level, you will receive $1,000 in cash for each $1,000 principal amount of the Securities regardless of the knock-in level having been breached. In addition, over the life of the Securities you would have received interest payments at a rate of 17.00% per annum.

     Alternatively, if the closing price of the Underlying Shares never falls below $12.95, which is the knock-in level on any trading day during the Knock-in Period, at maturity you will receive $1,000 in cash for each Security you hold regardless of the closing price of the Underlying Shares on the determination date. In addition, over the life of the Securities you would have received interest payments at a rate of 17.00% per annum.

     THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY. THE INITIAL PRICE AND CONSEQUENTLY THE KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT ARE SUBJECT TO ADJUSTMENT FOR CERTAIN CORPORATE EVENTS AFFECTING THE UNDERLYING SHARES. IT IS NOT POSSIBLE, HOWEVER, TO PREDICT THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE OR AT ANY TIME DURING THE LIFE OF THE SECURITIES.

     In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various hypothetical closing prices of the Underlying Shares on the determination date in the case where the knock-in level has been breached and in the case where the knock-in level has not been breached.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

     You are not guaranteed to receive any return of principal at maturity. If the closing price of Underlying Shares falls below the knock-in level on any trading day during the Knock-in Period, and the closing price of the Underlying Shares is below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

     Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE LIFE OF THE SECURITIES?

     No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. As a result, if the Underlying Shares have appreciated above their price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date.

     Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intend to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

     In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

     In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.

     We are a prominent international banking group offering a wide range of banking products and financial services on a global basis through our network of 3,557 offices and branches in 58 countries and territories as of year-end 2005. We are one of the largest banking groups in the world, with total consolidated assets of (euro)880.8 billion at December 31, 2005. We are the largest banking group in the Netherlands and we have a substantial presence in Brazil and the Midwestern United States. We are one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2005. We are listed on Euronext and the New York Stock Exchange. ABN AMRO Bank N.V. is rated AA- by Standard & Poor's and AA3 by Moody's.

     ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder are fully and unconditionally guaranteed by Holding.

WHERE CAN I FIND OUT MORE ABOUT AMERITRADE?

     Because the Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Ameritrade is required to file periodically certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical highest closing price, lowest closing price and last day closing price of the Underlying Shares for each quarter since 2003 are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHO WILL DETERMINE WHETHER THE CLOSING PRICE OF THE UNDERLYING SHARES HAS FALLEN BELOW THE KNOCK-IN LEVEL, THE CLOSING PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE, THE STOCK REDEMPTION AMOUNT AND THE INITIAL PRICE?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for Wilmington Trust Company, the trustee for the Securities and Citibank, N.A., the securities administrator. As calculation agent, AAI will determine whether the closing price of the Underlying Shares has fallen below the knock-in level, the closing price of the Underlying Shares on the determination date, the stock redemption amount and the initial price. The calculation agent may adjust the initial price of the Underlying Shares and consequently the stock redemption amount and knock-in level, which we describe in the section called "Description of Securities -- Adjustment Events."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o seek a higher interest rate than the current dividend yield on the Underlying Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

o are willing to accept the risk of owning equity in general and the Underlying Shares in particular and the risk that they could lose their entire investment;

o do not expect to participate in any appreciation in the price of the Underlying Shares; and

o    and are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o PRINCIPAL RISK. The Securities are not principal protected, which means there is no guaranteed return of principal. If the closing price of the Underlying Shares falls below the knock-in level on any trading day during the life of the Securities and the closing price on the determination date is less than the initial price, we will deliver to you a fixed number of Underlying Shares with a market value less than the principal amount of the Securities, which value may be zero.

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read the "Description of Securities" of the terms of the Securities. The Securities are senior notes issued as part of our ABN Notes(SM) program and guaranteed by Holding in this Pricing Supplement for a detailed description. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our ABN Notes(SM) program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

     You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (54-20) 628-9393.

                                  RISK FACTORS

     This section describes the most significant risks relating to the Securities. For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled "Risk Factors" beginning on page S-3 of the accompanying prospectus supplement. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed principal amount in cash at maturity if the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Shares is below the initial price on the determination date. In such event, we will exchange each Security you hold for a number of Underlying Shares equal to the stock redemption amount. Such shares will have a market value of less than the principal amount of the Securities, and such value may be zero. You cannot predict the future performance of the Underlying Shares based on their historical performance. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF THE AMOUNT YOU INVEST IN THE SECURITIES.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Underlying Shares will not exceed the principal amount of the Securities. If the closing price of the Underlying Shares on the determination date is equal to or exceeds the initial price (regardless of whether the knock-in level has been previously breached), you will receive the principal amount of the Securities irrespective of any appreciation in the share price. You will not receive Underlying Shares or any other asset equal to the value of the Underlying Shares. As a result, if the Underlying Shares have appreciated above their closing price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     o the market price of the Underlying Shares, in particular, whether the market price of the Underlying Shares has fallen below the knock-in level;

     o the volatility (frequency and magnitude of changes) in the price of the Underlying Shares;

     o the dividend rate on the Underlying Shares. While dividend payments on the Underlying Shares, if any, are not paid to holders of the Securities, such payments may have an influence on the market price of the Underlying Shares and therefore on the Securities;

     o    interest and yield rates in the market;

     o economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the closing price of the Underlying Shares and/or the Securities;

     o    the time remaining to the maturity of the Securities; and

     o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of the Underlying Shares is at, below, or not sufficiently above the knock-in level. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices."

THE INCLUSION OF COMMISSIONS AND COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

AN INCREASE IN THE VALUE OF THE UNDERLYING SHARES WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning the Underlying Shares. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Shares, and changes in the market price of the Underlying Shares may not result in a comparable change in the market value of your Securities. If the price per Underlying Share increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Shares to increase while the market price of the Securities declines.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN THE UNDERLYING SHARES HELD BY US

     We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, options contracts on Underlying Shares listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Such hedging is carried out in a manner designed to minimize any impact on the price of the Underlying Shares. Our purchase activity, however, could potentially have increased the initial price of the Underlying Shares, and therefore inadvertently increased the level below which we would be required to deliver to you at maturity Underlying Shares, which, in turn, would have a value less than the principal amount of your Securities.

     Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Underlying Shares, options contracts on Underlying Shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engage in or may engage in has had or will have a material impact on the price of the Underlying Shares, we cannot give you any assurance that we have not or will not affect such price as a result of our hedging or trading activities. It is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading the Underlying Shares and other investments relating to Ameritrade on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with Ameritrade or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of the Underlying Shares.

     The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Underlying Shares acquired by us or our affiliates. Neither we nor Holding nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any Underlying Shares that we or Holding own will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING SHARES

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Shares would have.

     Because neither we nor Holding nor any of our affiliates are affiliated with Ameritrade, we have no ability to control or predict the actions of Ameritrade, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the knock-in level and stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Ameritrade. AMERITRADE IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO AMERITRADE.

INFORMATION REGARDING AMERITRADE

     Neither we nor Holding nor any of our affiliates assume any responsibility for the adequacy of the information about Ameritrade contained in this Pricing Supplement or in any of Ameritrade's publicly available filings. AS AN INVESTOR IN THE SECURITIES, YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO AMERITRADE. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY AFFILIATION WITH AMERITRADE, AND ARE NOT RESPONSIBLE FOR AMERITRADE'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE. We do not have any material non-public information about Ameritrade as of the date of this Pricing Supplement although we or our subsidiaries may currently or from time to time engage in business with Ameritrade, including extending loans to, or making equity investments in, or providing investment advisory services to Ameritrade, including merger and acquisition advisory services.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent, will adjust the initial price and consequently the stock redemption amount and knock-in level for certain events affecting the Underlying Shares, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Shares. For example, the calculation agent is not required to make any adjustments if Ameritrade or anyone else makes a partial tender or partial exchange offer for the Underlying Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE

CALCULATION AGENT TO ADJUST THE AMOUNT OF THE UNDERLYING SHARES PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

POTENTIAL CONFLICTS OF INTEREST BETWEEN HOLDERS OF SECURITIES AND THE CALCULATION AGENT

     As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in the Underlying Shares, as well as in other instruments related to the Underlying Shares. AAI and some of our other affiliates also trade the Underlying Shares on a regular basis as part of their general broker dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Shares and, accordingly could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

     In addition, if certain reorganization events occur as defined under "Description of Securities--Adjustment Events" the calculation agent may adjust the initial price and consequently the knock-in level and stock redemption amount to reflect the new securities issued in such reorganization event. The calculation agent may make such adjustment based on its assessment of the market value and volatility of those new securities, which may adversely affect the value of the Securities. The calculation agent's adjustment to the Securities may be influenced by, among other things, our or our affiliates' hedging transactions with respect to the Securities and our or their ability to hedge our obligations under the Securities following those reorganization events. While we do not currently anticipate the occurrence of a reorganization event, there can be no assurance that a reorganization event will not occur or that the calculation agent's adjustments upon a reorganization event will not adversely affect the value of the Securities.

     Moreover, the issue price of the Securities includes the agents' commissions and certain costs of hedging our obligations under the Securities. Our affiliates through which we hedge our obligations under the Securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS, the Dutch authorities or a court may not agree with the tax treatment described in the accompanying Prospectus Supplement. Please read carefully the sections entitled "United States Federal Taxation" (and in particular the subsection entitled "--Mandatorily Exchangeable Notes--Reverse Exchangeable and Knock-in Reverse Exchangeable Securities") and "Taxation in the Netherlands" in the accompanying Prospectus Supplement. You should consult your tax advisor about your own situation.

               HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
                         OF THE SECURITIES AT MATURITY

     The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include
(a) whether the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the Knock-in Period and (b) several hypothetical closing prices for the Underlying Shares on the determination date. The information in the tables is based on hypothetical market values for the Underlying Shares. We cannot predict the market price or the closing price of the Underlying Shares on the determination date or at any time during the life of the Securities. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                $63.41 (indicative value only, the initial price
                                will be set on the pricing date; the closing price on October 24, 2006 was $63.41)

Knock-in level:               $50.73 (80% of the Initial Price)

Annual Interest on the
Securities:                   17.00%

Term of the Securities:       3 months

Exchange Factor:              1.0 (we have assumed that no market disruption
                                event occurs and the calculation agent does not need to adjust the exchange factor for any adjustment events during the term of the Securities).

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

--------------------------------------------------------------------------------
        ASSUMED                           TWELVE
      AMERITRADE         VALUE OF         MONTHLY          TOTAL RETURN(B)
   CLOSING PRICE ON     PAYMENT AT       INTEREST      -------------------------
  DETERMINATION DATE    MATURITY(A)     PAYMENTS(C)        $                %
--------------------------------------------------------------------------------
       +$63.41           $1,000.00        $170.00      $1,170.00          17.00%
        $63.41           $1,000.00        $170.00      $1,170.00          17.00%
        $61.82           $  974.90        $170.00      $1,144.90          14.49%
        $58.97           $  929.96        $170.00      $1,099.96          10.00%
        $52.63           $  829.98        $170.00      $  999.98           0.00%
        $49.21           $  776.04        $170.00      $  946.04          -5.40%
        $46.75           $  737.25        $170.00      $  907.25          -9.28%
        $37.40           $  589.80        $170.00      $  759.80         -24.02%
        $26.18           $  412.86        $170.00      $  582.86         -41.71%
        $13.09           $  206.43        $170.00      $  376.43         -62.36%
        $ 6.55           $  103.29        $170.00      $  273.29         -72.67%
        $ 0.00           $    0.00        $170.00      $  170.00         -83.00%
--------------------------------------------------------------------------------

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING SHARES NEVER FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

--------------------------------------------------------------------------------
        ASSUMED                            TWELVE
      AMERITRADE          VALUE OF         MONTHLY          TOTAL RETURN(B)
   CLOSING PRICE ON      PAYMENT AT        INTEREST      -----------------------
  DETERMINATION DATE     MATURITY(D)      PAYMENTS(C)    $                  %
--------------------------------------------------------------------------------
       +$63.41           $1,000.00        $170.00      $1,170.00         17.00%
        $63.41           $1,000.00        $170.00      $1,170.00         17.00%
        $57.07           $1,000.00        $170.00      $1,170.00         17.00%
        $54.22           $1,000.00        $170.00      $1,170.00         17.00%
        $50.74           $1,000.00        $170.00      $1,170.00         17.00%
--------------------------------------------------------------------------------


----------------

(a) Based on the assumptions set forth above, if the closing price of the Underlying Shares falls below $50.73 on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Shares is less than $50.73 on the determination date, the payment at maturity will be made in Underlying Shares. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Shares will be the same on the maturity date as on the determination date.

(b) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" in this Pricing Supplement and "United States Federal Taxation" and "Taxation in the Netherlands" in the accompanying Prospectus Supplement.

(c) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any monthly interest payment period, the coupon payable in such period and, consequently, the total interest payable over the life of the Securities, may be less than the amount reflected in this column.

(d) Based on the assumptions set forth above, if the closing price of the Underlying Shares never falls below $50.73 on any trading day during the Knock-in Period, the payment at maturity will be made in cash.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Exchange Act, and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the SEC's regional offices at Northeast Regional Office, 3 World Financial Center, Room 4300, New York, NY 10281 (tel: 212-336-1100) and Midwest Regional Office, 175
W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference the documents listed below, all subsequent Annual Reports on Form 20-F filed by Holding, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement Nos. 333-137691 or 333-137691-02, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities:

     (a) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on September 29, 2006 containing a summary of the effect of the application of US GAAP to ABN AMRO's equity and net profit attributable to shareholders of the parent company as determined under IFRS for the six months period ended June 30, 2006, dated September 29, 2006;

     (b) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on October 6, 2006 containing a press release entitled "ABN AMRO announces new Managing Board responsibilities" dated October 4, 2006;

     (c) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on October 12, 2006 containing a press release entitled "ABN AMRO and SNS REAAL sign sale and purchase agreement for Bouwfonds Property Finance" dated October 10, 2006; and

     (d) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on October 20, 2006 containing a press release entitled "ABN AMRO to purchase 0.95% stake in Capitalia from Pirelli" dated October 18, 2006.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

     According to publicly available documents, Ameritrade is a leading provider of securities brokerage services, with online brokerage representing the vast majority of its business.

     The Underlying Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the Commission's regional offices at Northeast Regional Office, 3 World Financial Center, Room 4300, New York, New York 10281 (tel: 212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Ameritrade pursuant to the Exchange Act can be located by reference to Commission file number 0-49992.

     In addition, information regarding Ameritrade Holding Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF AMERITRADE WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING AMERITRADE FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR HOLDING NOR THE AGENTS HAVE PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO AMERITRADE IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR HOLDING NOR THE AGENTS MAKE ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING AMERITRADE ARE ACCURATE OR COMPLETE. FURTHERMORE, NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE KNOCK-IN LEVEL AND STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING AMERITRADE COULD AFFECT THE VALUE YOU WILL RECEIVE ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY OBLIGATION TO DISCLOSE ANY INFORMATION ABOUT AMERITRADE AFTER THE DATE OF THIS PRICING SUPPLEMENT.

     NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING SHARES.

     We and/or our affiliates may presently or from time to time engage in business with Ameritrade, including extending loans to, or making equity investments in, or providing advisory services to Ameritrade, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Ameritrade and, in addition, one or more of our affiliates may publish research reports with respect to Ameritrade. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. AS A PROSPECTIVE PURCHASER OF A SECURITY, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF AMERITRADE AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE UNDERLYING SHARES.

     HISTORICAL INFORMATION

     The Underlying Shares are traded on the NASDAQ under the symbol "AMTD". The following table sets forth the published highest closing price for the quarter, lowest closing price for the quarter and last day closing price for the quarter of the Underlying Shares since 2003. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the Underlying Shares as an indication of future performance. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE UNDERLYING SHARES WILL NOT DECREASE, SUCH THAT WE WILL DELIVER UNDERLYING SHARES AT MATURITY.

                                           HIGH          LOW        LAST DAY
                                          CLOSING      CLOSING       CLOSING
     PERIOD                                PRICE         PRICE        PRICE
     ------                                -----         -----        -----

   2003
     First Quarter.......................$ 6.4000      $ 3.8300     $ 4.9600
     Second Quarter......................$ 8.9250      $ 4.8800     $ 7.4000
     Third Quarter.......................$13.2400      $ 7.1500     $11.4400
     Fourth Quarter......................$14.6700      $11.1600     $14.1090
   2004
     First Quarter.......................$17.6700      $13.4000     $15.4000
     Second Quarter......................$16.3800      $10.2500     $11.3500
     Third Quarter.......................$12.7300      $ 9.3500     $12.0100
     Fourth Quarter......................$14.6100      $11.2400     $14.2200
   2005
     First Quarter.......................$14.3800      $10.0200     $10.2100
     Second Quarter......................$19.0000      $ 9.9100     $18.6100
     Third Quarter.......................$22.2500      $18.1500     $21.4700
     Fourth Quarter .....................$25.0000      $18.9300     $24.0000
   2006
     First Quarter.......................$26.3700      $18.8600     $20.8700
     Second Quarter......................$22.1900      $13.5000     $14.8100
     Third Quarter ......................$19.1800      $13.3000     $18.8500
     Fourth Quarter
      (through October 25, 2006).........$19.6900      $15.5100     $63.4100

    Neither we nor Holding make any representation as to the amount of dividends, if any, that Ameritrade will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 17.00% (annualized) Knock-in Reverse Exchangeable Securities due February 8, 2007 linked to common stock of the Underlying Company and fully and unconditionally guaranteed by Holding.

Principal Amount:................. $

Underlying Shares................. Common Stock, $.01 Par Value per share.

Underlying Company................ Ameritrade Holding Corporation

Proposed Original Issue Date...... November 8, 2006

Proposed Pricing Date............. November 5, 2006

Issue Price....................... 100%

Initial Price..................... $   (the Closing Price per Underlying Share
                                   when we priced the Securities on the Pricing
                                   Date, divided by the Exchange Factor).

Knock-in Level.................... 80% of the Initial Price, which will be determined by the Calculation Agent. The
                                   Initial Price and consequently the Knock-in
                                   Level may be adjusted for certain corporate events affecting the Underlying Company.

Maturity Date..................... February 8, 2007

Specified Currency................ U.S. Dollars

CUSIP............................. 00078UAC4

Denominations..................... The Securities may be purchased in denominations of $1,000 and integral
                                   multiples thereof.

Form of Securities................ The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee......................... The payment and delivery obligations of ABN
                                   AMRO Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Interest Rate..................... 17.00% per annum, payable at maturity in arrears on February 8, 2007, which shall represent (a) an interest coupon of 5.35% per annum and (b) an option premium of 11.65% per annum.

Knock-in Period................... The period from but not including the
                                   Pricing Date to and including the
                                   Determination Date.

Payment at Maturity............... If the Closing Price per Underlying Share
                                   has not fallen below the Knock-in Level on any Trading Day during the Knock-in Period, we will pay you the principal amount of each Security in cash. If the Closing Price per Underlying Share has fallen below the Knock-in Level on any Trading Day during the Knock-in Period, then (i) if the Closing Price per Underlying Share on the Determination Date is below the Initial Price, we will deliver to you, in exchange for each Security, a number of Underlying Shares equal to the Stock Redemption Amount or (ii) if the Closing Price per Underlying Share on the Determination Date is at or above the Initial Price, we will pay you the principal amount of each Security in cash. We will pay cash in lieu of delivering fractional Underlying Shares in an amount equal to the corresponding fractional Closing Price of the Underlying Shares, as determined by the Calculation Agent on the Determination Date. Following a Reorganization Event, the amount payable at maturity is subject to adjustments as described below under "--Adjustment Events."

Stock Redemption Amount........... The Calculation Agent will determine the
                                   Stock Redemption Amount on the Determination
                                   Date by dividing $1,000 by the Initial Price of the Underlying Shares. The Initial Price and consequently the Stock Redemption Amount may be adjusted for certain corporate events affecting the Underlying Company. The interest payment on the Securities at maturity will be paid in cash.

Determination Date................ The third scheduled Trading Day prior to the
                                   Maturity Date; provided that if such day is not a Trading Day, or if a Market Disruption Event has occurred on such a Trading Day, the Determination Date shall be the immediately succeeding Trading Day; provided, further, that the Determination Date shall be no later than the second scheduled Trading Day preceding the Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

Closing Price..................... If the Underlying Shares (or any other security for which a closing price must be determined) are listed on a U.S. securities exchange registered under the Exchange Act, are securities of The Nasdaq National Market or are included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board (operated by the National Association of Securities Dealers, Inc.), the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the Underlying Shares (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the Underlying Shares, or other such security, are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on The Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence, the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security (which may include AAI or any of our other affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of The Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Relevant Exchange................. The primary U.S. securities organized exchange or market of trading for the
                                   Underlying Shares. If a Reorganization Event has occurred, the Relevant Exchange will be the stock exchange or securities market on which the Exchange Property (as defined below under "--Adjustment Events") that is a listed equity security is principally traded as determined by the Calculation Agent.

Trading Day....................... A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the Relevant Exchange.

Book Entry Note or
 Certificated Note................ Book Entry

Trustee........................... Wilmington Trust Company

Securities Administrator.......... Citibank, N.A.

Market Disruption Event........... Means, with respect to any securities for which a Closing Price must be determined:

                                   (i) either:

                                        (x) any suspension of or limitation
                                        imposed on trading in such securities
                                        by the primary exchange therefore or
                                        otherwise and whether by reason of
                                        movements in price exceeding limits
                                        permitted by such exchange or otherwise
                                        or by any exchange or quotation system
                                        on which trading in futures or options
                                        contracts relating to such securities
                                        is executed, or

                                        (y) any event (other than an event
                                        described in clause (z) below) that
                                        disrupts or impairs (as determined by
                                        the Calculation Agent) the ability of
                                        market participants in general (1) to
                                        effect transactions in or obtain market
                                        values for such securities on the
                                        primary exchange therefore or (2) to
                                        effect transactions in or obtain market
                                        values for futures or options contracts
                                        relating to such securities on any
                                        other exchange, or

                                        (z) the closure on any Trading Day of
                                        the primary exchange for such
                                        securities, or any exchange or
                                        quotation system on which trading in
                                        future or options relating such
                                        securities is executed, prior to its
                                        scheduled closing time unless such
                                        earlier closing time is announced by
                                        such exchange at least one hour prior
                                        to the earlier of (1) the actual
                                        closing time for the regular trading
                                        session on such exchange on such
                                        Trading Day and (2) the submission
                                        deadline for orders to be entered into
                                        such exchange for execution on such
                                        Trading Day; and

                                   (ii) a determination by the Calculation
                                        Agent in its sole discretion that the
                                        event described in clause (i) above
                                        materially interfered with our ability
                                        or the ability of any of our affiliates
                                        to unwind or adjust all or a material
                                        portion of the hedge with respect to
                                        the Securities.

                                   For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event; (3) limitations pursuant to New York Stock Exchange Inc. Rule 70A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading;
                                   (4) a suspension of trading in a futures or options contract on such securities by the primary securities market trading in such futures or options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such securities; and
                                   (5) a suspension, absence or material
                                   limitation of trading on the primary
                                   securities market on which futures or
                                   options contracts related to such securities are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                                   The Calculation Agent shall as soon as
                                   reasonably practicable under the
                                   circumstances notify us, the trustee, the Depository Trust Company and the agents of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date.

Exchange Factor................... The Exchange Factor will be set initially at
                                   1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See "Adjustment Events" below.

Adjustment Events................. The Exchange Factor or the amounts paid at maturity will be adjusted as follows:

                                   1.   If the Underlying Shares are subject to
                                        a stock split or reverse stock split,
                                        then once such split has become
                                        effective, the Exchange Factor will be
                                        proportionately adjusted.

                                   2.   If the Underlying Shares are subject
                                        (i) to a stock dividend (i.e., the
                                        issuance of additional Underlying
                                        Shares) that is given ratably to all
                                        holders of Underlying Shares or (ii) to
                                        a distribution of the Underlying Shares
                                        as a result of the triggering of any
                                        provision of the corporate charter of
                                        the Underlying Company, in each case
                                        other than a stock split described in
                                        paragraph 1, then once the dividend has
                                        become effective and the Underlying
                                        Shares are trading ex-dividend, the
                                        Exchange Factor will be proportionally
                                        adjusted.

                                   3.   There shall be no adjustments to the
                                        Exchange Factor to reflect cash
                                        dividends or other distributions paid
                                        with respect to the Underlying Shares
                                        unless such cash dividends or other
                                        distributions constitute Extraordinary
                                        Dividends as described below (except
                                        that distributions described in
                                        paragraph 2 above shall not be subject
                                        to this paragraph). A cash dividend or
                                        other distribution with respect to the
                                        Underlying Shares shall be deemed to be
                                        an "Extraordinary Dividend" if such
                                        dividend or other distribution exceeds
                                        the immediately preceding
                                        non-Extraordinary Dividend for the
                                        Underlying Shares by an amount equal to
                                        at least 10% of the Closing Price of
                                        the Underlying Shares (as adjusted for
                                        any subsequent corporate event
                                        requiring an adjustment hereunder, such
                                        as a stock split or reverse stock
                                        split) on the Trading Day preceding the
                                        ex-dividend date for the payment of
                                        such Extraordinary Dividend (the
                                        "ex-dividend date"). If an
                                        Extraordinary Dividend occurs with
                                        respect to the Underlying Shares, the
                                        Exchange Factor with respect to the
                                        Underlying Shares will be adjusted on
                                        the ex-dividend date with respect to
                                        such Extraordinary Dividend so that the
                                        new Exchange Factor will equal the
                                        product of (i) the then current
                                        Exchange Factor and (ii) a fraction,
                                        the numerator of which is the Closing
                                        Price on the Trading Day preceding the
                                        ex-dividend date, and the denominator
                                        of which is the amount by which the
                                        Closing Price on the Trading Day
                                        preceding the ex-dividend date exceeds
                                        the Extraordinary Dividend Amount. The
                                        "Extraordinary Dividend Amount" with
                                        respect to an Extraordinary Dividend
                                        for the Underlying Shares shall equal
                                        (i) in the case of cash dividends or
                                        other distributions that constitute
                                        regular dividends, the amount per share
                                        of such Extraordinary Dividend minus
                                        the amount per share of the immediately
                                        preceding non-Extraordinary Dividend
                                        for the Underlying Shares or (ii) in
                                        the case of cash dividends or other
                                        distributions that do not constitute
                                        regular dividends, the amount per share
                                        of such Extraordinary Dividend. To the
                                        extent an Extraordinary Dividend is not
                                        paid in cash, the value of the non-cash
                                        component will
                                        be determined by the calculation agent,
                                        whose determination shall be
                                        conclusive. A distribution on the
                                        Underlying Shares described in clause
                                        (A), clause (D) or clause (E) in the
                                        definitions of "Reorganization Event"
                                        of paragraph 5 below that also
                                        constitutes an Extraordinary Dividend
                                        shall not cause an adjustment to the
                                        Exchange Factor pursuant to this
                                        paragraph 3.

                                   4.   If the Underlying Company issues rights
                                        or warrants to all holders of the
                                        Underlying Shares to subscribe for or
                                        purchase Underlying Shares at an
                                        exercise price per share less than the
                                        closing price of the Underlying Shares
                                        on both (i) the date the exercise price
                                        of such rights or warrants is
                                        determined and (ii) the expiration date
                                        of such rights or warrants, and if the
                                        expiration date of such rights or
                                        warrants precedes the maturity of this
                                        Note, then the Exchange Factor shall be
                                        adjusted to equal the product of the
                                        prior Exchange Factor and a fraction,
                                        the numerator of which shall be the
                                        number of Underlying Shares outstanding
                                        immediately prior to the issuance of
                                        such rights or warrants plus the number
                                        of additional Underlying Shares offered
                                        for subscription or purchase pursuant
                                        to such rights or warrants and the
                                        denominator of which shall be the
                                        number of Underlying Shares outstanding
                                        immediately prior to the issuance of
                                        such rights or warrants plus the number
                                        of additional Underlying Shares which
                                        the aggregate offering price of the
                                        total number of shares of the
                                        Underlying Shares so offered for
                                        subscription or purchase pursuant to
                                        such rights or warrants would purchase
                                        at the closing price on the expiration
                                        date of such rights or warrants, which
                                        shall be determined by multiplying such
                                        total number of shares offered by the
                                        exercise price of such rights or
                                        warrants and dividing the product so
                                        obtained by such Closing Price.

                                   5.   If a Reorganization Event (as defined
                                        below) occurs, the payment at maturity
                                        will depend on (i) whether the Closing
                                        Price of the Underlying Shares fell
                                        below the Knock-in Level on any Trading
                                        Day from but not including the Pricing
                                        Date to and including one Trading Day
                                        prior to the date of the Reorganization
                                        Event (for purposes of this paragraph
                                        5, we refer to such period as the
                                        "Relevant Period"), and (ii) the kind
                                        and amount of Exchange Property (as
                                        defined below) received by holders of
                                        Underlying Shares in the Reorganization
                                        Event.

                                        In the case where the Closing Price of
                                        the Underlying Shares has fallen below
                                        the Knock-in Level on any Trading Day
                                        during the Relevant Period, each holder
                                        of a Security will receive at maturity,
                                        in respect of each $1,000 principal
                                        amount of each Security, the lesser of:
                                        (i) $1,000 in cash or (ii) Exchange
                                        Property in an amount with a value
                                        equal to the product of the Stock
                                        Redemption Amount times the Transaction
                                        Value (as defined below).

                                        In the case where the Closing Price of
                                        the Underlying Shares has not fallen
                                        below the Knock-in Level on any Trading
                                        Day during the Relevant Period, then
                                        the payment at maturity will depend
                                        upon the type of Exchange Property
                                        received by holders of Underlying
                                        Shares in accordance with the
                                        following:

                                             (i)  If the Exchange Property
                                                  consists solely of equity
                                                  securities listed on a
                                                  securities exchange that, in
                                                  the opinion of the
                                                  Calculation Agent, maintains
                                                  sufficient liquidity for
                                                  trading in such Exchange
                                                  Property, then the payment at
                                                  maturity for
                                                  each $1,000 principal amount
                                                  of Securities will depend on
                                                  whether the Closing Price of
                                                  such Exchange Property has
                                                  fallen below the Knock-in
                                                  Level on any Trading Day
                                                  commencing on the date of
                                                  such Reorganization Event to
                                                  and including the
                                                  Determination Date:

                                                  (a)  If the Closing Price of
                                                       such Exchange Property
                                                       has not fallen below the
                                                       Knock-in Level on any
                                                       Trading Day commencing
                                                       on the date of such
                                                       Reorganization Event to
                                                       and including the
                                                       Determination Date, then
                                                       each holder of a
                                                       Security will receive
                                                       the principal amount of
                                                       $1,000 in cash; or

                                                  (b)  If the Closing Price of
                                                       such Exchange Property
                                                       has fallen below the
                                                       Knock-in Level on any
                                                       Trading Day commencing
                                                       on the date of such
                                                       Reorganization Event to
                                                       and including the
                                                       Determination Date, then
                                                       (x) if the Closing Price
                                                       of such Exchange
                                                       Property on the
                                                       Determination Date is
                                                       below the Initial Price,
                                                       we will deliver to you,
                                                       in exchange for each
                                                       Security, Exchange
                                                       Property with a value
                                                       equal to the product of
                                                       the Stock Redemption
                                                       Amount times the
                                                       Transaction Value and
                                                       (y) if the Closing Price
                                                       of such Exchange
                                                       Property on the
                                                       Determination Date is at
                                                       or above the Initial
                                                       Price, we will pay you
                                                       $1,000 in cash.

                                                  The Calculation Agent will
                                                  adjust the Initial Price and
                                                  consequently the Knock-in
                                                  Level to reflect the new
                                                  securities delivered in such
                                                  Reorganization Event and the
                                                  market value and volatility
                                                  levels of such securities and
                                                  any Exchange Factor
                                                  adjustments to the Initial
                                                  Price as of the effective
                                                  date of the Reorganization
                                                  Event. Following any such
                                                  adjustment, the Initial Price
                                                  will be such adjusted Initial
                                                  Price, divided by the
                                                  Exchange Factor (which shall
                                                  have been reset to 1.0
                                                  immediately following the
                                                  Reorganization Event). The
                                                  Bank will provide notice to
                                                  the Trustee and the
                                                  Securities Administrator of
                                                  the adjusted Knock-in Level
                                                  and Initial Price as soon as
                                                  practicable after the date of
                                                  such Reorganization Event.

                                             (ii) If the Exchange Property
                                                  consists solely of property
                                                  other than such listed equity
                                                  securities, each holder of a
                                                  Security will receive, on the
                                                  Maturity Date, in exchange
                                                  for each $1,000 principal
                                                  amount of Securities, the
                                                  lesser of: (i) $1,000 in cash
                                                  or (ii) Exchange Property in
                                                  an amount with a value equal
                                                  to the product of the Stock
                                                  Redemption Amount times the
                                                  Transaction Value as of the
                                                  Determination Date. We may,
                                                  in lieu of delivering such
                                                  Exchange Property, pay you
                                                  the cash value of such
                                                  Exchange Property as of the
                                                  Determination Date, as
                                                  determined by the Calculation
                                                  Agent. We will notify the
                                                  Trustee and the Securities
                                                  Administrator of the amount
                                                  and type of Exchange Property
                                                  to be delivered or cash to be
                                                  paid.

                                             (iii) If the Exchange Property
                                                  consists of any combination
                                                  of such listed equity
                                                  securities and other
                                                  property, then we will (a)
                                                  deliver, on the Maturity
                                                  Date, the portion of Exchange
                                                  Property consisting of such
                                                  other property with a value
                                                  equal
                                                  to the product of the Stock
                                                  Redemption Amount (prior to
                                                  any adjustment under this
                                                  clause) times the Transaction
                                                  Value of such portion of
                                                  Exchange Property on the
                                                  Determination Date or, at our
                                                  election, pay the cash value
                                                  thereof, as determined by the
                                                  Calculation Agent, (b)
                                                  proportionally adjust the
                                                  Stock Redemption Amount to
                                                  reflect the portion of the
                                                  Exchange Property
                                                  constituting such listed
                                                  equity securities, (c) adjust
                                                  the Initial Price and
                                                  consequently the Knock-in
                                                  Level to reflect such listed
                                                  equity securities, the market
                                                  value and volatility levels
                                                  of such listed equity
                                                  securities and any Exchange
                                                  Factor adjustments to the
                                                  Initial Price as of the
                                                  effective date of the
                                                  Reorganization Event and (d)
                                                  reduce the principal amount
                                                  of each $1,000 of Securities
                                                  to an amount equal to such
                                                  adjusted Stock Redemption
                                                  Amount multiplied by such
                                                  adjusted Initial Price.
                                                  Following such adjustments,
                                                  the amount paid at maturity
                                                  for each Security will be
                                                  determined as set forth under
                                                  clause (i) above, except
                                                  references to each $1,000
                                                  principal amount of Security
                                                  and $1,000 in cash and the
                                                  reference to $1,000 in the
                                                  definition of Stock
                                                  Redemption Amount shall be
                                                  references to the adjusted
                                                  principal amount of
                                                  Securities as described in
                                                  clause (d) of the preceding
                                                  sentence. In addition,
                                                  following any such
                                                  adjustment, the Initial Price
                                                  will be such adjusted Initial
                                                  Price, divided by the
                                                  Exchange Factor (which shall
                                                  have been reset to 1.0
                                                  immediately following the
                                                  Reorganization Event). The
                                                  Bank will provide notice to
                                                  the Trustee and the
                                                  Securities Administrator of
                                                  any adjustments to the
                                                  Securities as a result of
                                                  this clause (iii) as soon as
                                                  practicable after the date of
                                                  such Reorganization Event.

                                   "Reorganization Event" means (A) there has occurred any reclassification or change with respect to the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Company; (B) the Underlying Company or any surviving entity or subsequent surviving entity of the Underlying Company (an "Underlying Company Successor") has been subject to a merger, combination or consolidation and is not the surviving entity; (C) any statutory exchange of securities of the Underlying Company or any Underlying Company Successor with another corporation occurs (other than pursuant to clause (B) above); (D) the Underlying Company is liquidated; (E) the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company (other than in a transaction described in clauses
                                   (B), (C) or (D) above) (a "Spin-off Event");
                                   or (F) a tender or exchange offer or
                                   going-private transaction is consummated for all the outstanding Underlying Shares.

                                   "Exchange Property" means securities, cash or any other assets distributed to holders of the Underlying Shares in any Reorganization Event, including, (A) in the case of the issuance of tracking stock or in the case of a Spin-off Event, the Underlying Shares with respect to which the tracking stock or spun-off security was issued and
                                   (B) in the case of any other Reorganization
                                   Event where the Underlying Shares continue to be held by the holders receiving such distribution, the Underlying Shares.

                                   "Transaction Value", at any date, means (A) for any cash received as

                                   Exchange Property in any such Reorganization
                                   Event, the amount of cash received per
                                   Underlying Share; (B) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received per Underlying Share; and
                                   (C) for any security received in any such Reorganization Event (including in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued), an amount equal to the Closing Price, as of the determination date, per share of such security multiplied by the quantity of such security received for each Underlying Share.

                                   For purposes of clause (iii) above, if
                                   Exchange Property consists of more than one type of property that is not listed equity securities described in clause (iii) above, holders of Securities will receive at maturity a pro rata share of each such type of Exchange Property in proportion to the quantity of such Exchange Property received in respect of each Underlying Share. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of this paragraph 5:

                                        (i)  in the case of a consummated
                                             tender or exchange offer or
                                             going-private transaction
                                             involving Exchange Property of a
                                             particular type, Exchange Property
                                             shall be deemed to include the
                                             amount of cash or other property
                                             paid by the offeror in the tender
                                             or exchange offer with respect to
                                             such Exchange Property (in an
                                             amount determined on the basis of
                                             the rate of exchange in such
                                             tender or exchange offer or
                                             going-private transaction); and

                                        (ii) in the event of a tender or
                                             exchange offer or a going-private
                                             transaction with respect to
                                             Exchange Property in which an
                                             offeree may elect to receive cash
                                             or other property, Exchange
                                             Property shall be deemed to
                                             include the kind and amount of
                                             cash and other property received
                                             by offerees who elect to receive
                                             cash.

                                   With respect to paragraphs 1 to 5 above, no adjustments to the Exchange Factor shall be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                   No adjustments to the Exchange Factor or method of calculating the Exchange Factor shall be required other than those specified above. However, the Bank may, at its sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Shares (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the Market Price or the Closing Price of the Underlying Shares, including, without limitation, a partial tender or partial exchange offer for the Underlying Shares.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Factor or method of calculating the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any Reorganization Event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Factor or method of calculating the Exchange Factor upon written request by any holder of the Securities.

Alternate  Exchange  Calculation
  in case of an Event of Default.. In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as Calculation Agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent................. AAI. All determinations made by the
                                   Calculation Agent will be at the sole
                                   discretion of the Calculation Agent and
                                   will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts................ Subject to certain exceptions and limitations described in "Description of
                                   Debt Securities -- Payment of Additional
                                   Amounts" in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book entry........................ The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Underlying Shares Held by Us" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                    TAXATION

     Please review carefully the sections entitled "United States Federal Taxation" (and in particular the subsection entitled "--Mandatorily Exchangeable Notes--Reverse Exchangeable and Knock-in Reverse Exchangeable Securities") and "Taxation in the Netherlands" in the accompanying Prospectus Supplement. Prospective purchasers of the Securities should consult their own tax advisers as to the tax consequences of acquiring, holding and disposing of the Securities under the tax law of any state, local and foreign jurisdiction.

                              PLAN OF DISTRIBUTION

     We have appointed LaSalle Financial Services, Inc. ("LFS") as agent for this offering. LFS has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay LFS, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 1.25% of the initial offering price of the Securities. LFS has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by LFS, or further engaged by a dealer to whom LFS reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. LFS has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Prospectus Supplement.

     LFS is a wholly owned subsidiary of the Bank. LFS will conduct this offering in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm's distributing the securities of an affiliate. When the distribution of the Securities is complete, LFS may offer and sell those Securities in the course of its business as a broker-dealer. LFS may act as principal or agent in those transactions and will make any sales at prevailing secondary market prices at the time of sale. LFS may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. LFS is not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

===============================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
--------------------------------------------------------------------------------
TABLE OF CONTENTS

PRICING SUPPLEMENT
                                                   PAGE
                                                   ----
Summary of Pricing Supplement...............       PS-3
Risk Factors................................       PS-8
Hypothetical Sensitivity Analysis...........      PS-12
Incorporation of Documents by Reference.....      PS-14
Public Information Regarding the Underlying
  Shares....................................      PS-15
Description of Securities...................      PS-17
Use of Proceeds.............................      PS-26
Taxation....................................      PS-26
Plan of Distribution........................      PS-27

PROSPECTUS SUPPLEMENT
                                                   PAGE
                                                   ----
About This Prospectus Supplement............       S-1
Risk Factors................................       S-2
Description of Notes........................       S-4
Taxation in the Netherlands.................      S-24
United States Federal Taxation..............      S-25
Plan of Distribution........................      S-34
Legal Matters...............................      S-36

PROSPECTUS
                                                   PAGE
                                                   ----
About This Prospectus.......................         1
Where You Can Find Additional Information...         2
Cautionary Statement on Forward-Looking
  Statements................................         3
Consolidated Ratios of Earnings to Fixed
  Charges...................................         4
ABN AMRO Bank N.V...........................         5
ABN AMRO Holding N.V........................         6
Use of Proceeds.............................         7
Description of Debt Securities..............         8
Forms of Securities.........................        19
The Depositary..............................        20
Plan of Distribution........................        22
Legal Matters...............................        25
Experts.....................................        26
Benefit Plan Investor Considerations........        27
Enforcement of Civil Liabilities............        28

===============================================================================

                               ABN AMRO BANK N.V.


                                       $
                                       -------


                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.



                              17.00% (ANNUALIZED)
                   KNOCK-IN REVERSE EXCHANGEABLE SECURITIES
                              DUE FEBRUARY 8, 2007
                                   LINKED TO
                                COMMON STOCK OF
                         AMERITRADE HOLDING CORPORATION


                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 29, 2006 AND
                             PROSPECTUS SUPPLEMENT
                           DATED SEPTEMBER 29, 2006)



                        LASALLE FINANCIAL SERVICES, INC.




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